FINAL DOWNSELECT
Contact: Joanne Davis FOR IMMEDIATE RELEASE External Relations Manager
CSC Financial Services	September 23, 2009
01252-536737
jdavis62@csc.com
Chris Grandis	Bryan Brady
Director Media Relations	Vice President, Investor Relations
Corporate	Corporate
703-641-2316	703.641.3000
cgrandis@csc.com	investorrelations@csc.com

CSC SELECTED TO ENTER INTO EXCLUSIVE NEGOTIATIONS WITH
ZURICH FINANCIAL SERVICES GROUP FOR
NEW IT SERVICES CONTRACT IN EUROPE AND NORTH AMERICA

Potential Total Contract Valued at Approximately up to $2.4 Billion over 10 years

 FALLS CHURCH, Va., Sept. 23 – CSC (NYSE: CSC) announced today that CSC has been selected to enter into exclusive contract negotiations with Zurich Financial Services Group (Zurich) for the provision of data center and information technology (IT) infrastructure managed services in Europe and North America and covering data center centralization and server virtualization. CSC and Zurich are currently negotiating a ten-year master service agreement which will provide for country specific agreements to be entered into by the parties. The potential total contract value is estimated to be approximately up to $2.4 billion assuming provision of the full scope of services over the ten-year term. Services are expected to commence under the master service agreement and one or more country specific agreements in the first half of 2010.

The exclusive negotiation period is for six months. Any agreements are subject to regulatory and other approvals and notifications, including certain workers councils.

CSC – Page 2 September 23, 2009

There can be no assurance that CSC and Zurich will reach a final agreement on the master service agreement or any particular country agreements, that required approvals will be received, or that a transaction will take place.

About CSC

CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions and Services, the Managed Services Sector and the North American Public Sector. CSC's advanced capabilities include systems design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. Headquartered in Falls Church, Va., CSC has approximately 92,000 employees and reported revenue of $16.2 billion for the 12 months ended July 3, 2009. For more information, visit the company's Web site at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 3, 2009 and any updating information in subsequent SEC filings. The company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

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